EXHIBIT 99.1


                          [PRIVATEBANCORP, INC. LETTERHEAD]

                                                        FOR FURTHER INFORMATION:
                                                             Dennis Klaeser, CFO
                                                            PrivateBancorp, Inc.
                                                                    312-683-7100

For Immediate Release

  PRIVATEBANCORP, INC. COMPLETES ACQUISITION OF BLOOMFIELD HILLS BANCORP, INC.
      Adds Banking Offices in Bloomfield Hills, Grosse Pointe and Rochester


         Chicago, IL June 20, 2005 --- PrivateBancorp, Inc. (NASDAQ: PVTB) announced today that it had completed its previously announced acquisition of Bloomfield Hills Bancorp. Inc. ("Bloomfield Hills Bancorp"). Bloomfield Hills Bancorp, which had assets of $338.0 million at March 31, 2005, operates a single bank subsidiary, The Private Bank, which has three banking offices located in the affluent Detroit area communities of Bloomfield Hills, Grosse Pointe and Rochester. The Private Bank also operates a trust and wealth management unit and a mortgage-banking subsidiary.

         "We are delighted to welcome the Bloomfield Hills Bancorp team to the PrivateBancorp family and look forward to working together to continue providing exceptional private banking services to their clients," said Ralph B. Mandell, Chairman, President and CEO, PrivateBancorp, Inc. (the "Company").

         The $64.0 million cash acquisition, funded with a combination of cash generated from operations and the proceeds from the sale of $50.0 million of trust preferred securities, is expected to be accretive to the Company's 2005 diluted earnings per share. In conjunction with the closing of the acquisition, PrivateBancorp issued $50.0 million in fixed/floating rate trust preferred securities through PrivateBancorp Statutory Trust II,

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a newly created business trust subsidiary. The trust preferred securities will pay interest quarterly at a fixed rate of 6.00% for the initial five years and then subsequently pay interest quarterly at a floating rate equal to 3 month LIBOR plus 1.71%. The trust preferred securities will have a 30-year final maturity and will be callable at par at the option of the Company in whole or in part after year five, on any coupon date. Prior to the close of the transaction, the Company completed a private placement of $7.5 million of its common stock, which was purchased by certain members of the management team from Bloomfield Hills Bancorp as well as individuals from its market area. Upon closing, The Private Bank is a subsidiary of PrivateBancorp, Inc. and is known as The PrivateBank - Michigan.

         PrivateBancorp, Inc. was organized in 1989 to provide highly personalized financial services primarily to affluent individuals, professionals, owners of closely-held businesses and commercial real estate investors. The Company uses a European tradition of "private banking" as a model to develop lifetime relationships with its clients. Utilizing a team of highly qualified managing directors, The PrivateBank tailors products and services to meet each client's needs in personal and commercial banking services and wealth management services. The Company, which had assets of $2.6 billion at March 31, 2005, currently has banking offices in downtown Chicago, Chicago's Gold Coast, Wilmette, Oak Brook, St. Charles, Lake Forest, Winnetka, and Geneva, Illinois; in Bloomfield Hills, Rochester and Grosse Pointe, Michigan; in St. Louis, Missouri; and in Milwaukee, Wisconsin.


         Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.'s website at www.pvtb.com.